Contact:    Joe Koff
            Muzak LLC (704) 926-1000

FOR IMMEDIATE RELEASE

Muzak LLC Announces New Chief Financial Officer
Charlotte, NC (August 22, 2000) - Muzak LLC ("Muzak") announced today that Mr. Stephen Villa has been named Chief Financial Officer. Mr. Villa brings a variety of experience to Muzak's executive ranks. Since 1998, Mr. Villa has served as Chief Financial Officer and Treasurer of Frisby Technologies, Inc., a publicly traded company providing thermal management products. At Frisby, he was the main interface with the investment community and played a key role in strategic decisions involving the Company's operations, capitalization and financing. He was also responsible for developing the corporate infrastructure and information systems to facilitate rapid sales and employee growth and represented the Company in its initial public stock offering. Prior to joining Frisby, Mr. Villa was the Controller of Harman Consumer Group ("HCG"), the manufacturer and distributor of Harman Kardon electronic products. At HCG, Mr. Villa was responsible for strengthening the policies, procedures and financial systems of the Company which was experiencing significant worldwide growth. Mr. Villa also brings over ten years experience from PriceWaterhouseCoopers LLC ("PWC"), where he most recently served as a senior manager in their New York and Paris offices. Mr. Villa's experience while at PWC included financial consulting related to both equity and debt securities offerings. In addition, he served as a U.S. GAAP and SEC expert for small European technology companies planning to access the U.S. capital markets.

"We are extremely excited to have Steve join our management team. He brings a depth and breadth of experience that will add immediate value to Muzak" stated Joe Koff, President of Muzak.

Steve will join Muzak on September 5, 2000.


Through Audio Architecture and Audio Marketing, the art of capturing the emotional power of music and putting it to work for clients seeking to enhance their brand image, Muzak serves approximately 300,000 customer locations in the United States and 15 foreign countries. More than 100 million people hear the Company's products each day. The Company delivers music, videos, messaging and sound system design through more than 200 sales and service locations.